finnest

Good Money Habits. For Life.

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Introduction

Finnest is shaping the next generation of responsible savers, consumers, and investors through its mobile banking application and FDIC insured debit card account for kids and teens.

It stands apart from account transfer services, gift cards, and co-signed checking accounts by creating conversations between parents and children that allows kids to make independent choices while learning to assess trade-offs.

Finnest combines financial experience with motivational learning in a secured environment anchored by parental controls.

The Problem

Parents often lack the discipline, time and resources to prepare their kids and teens for a financially independent future. And they often miss opportunities to have constructive conversations with their kids about earned allowance, saving, spending and money in general. Consequently, most teens grow up with few financial interactions involving money, the very activity that teaches good money habits. With cash disappearing from the household, teaching the value of money becomes even harder.

Kids face dozens of important financial decisions before the age of 18. They'll need to make smart choices when taking out student loans - the average 2016 college graduate has $37,172 in student loan debt - building credit, and embarking on careers.

Lastly, traditional banks offer little to kids besides gift cards and brochures. The few who do offer co-signed accounts remain mostly untouched by young users because of the difficulty of access and non-engaging platforms.

We can see below some implications of a lack of basic financial understanding:


$0
46% of 18-24 year olds have $0 in savings
$1,013 is the average credit card debt for a 21 year old student
Only 57% of Americans are financially literate
Sources: Sallie Mae - "Majoring in Money" Report 2016, GOBankingRates Survey 2017, FINRA Foundation National Capability Study 2016

Sources:

- https://www.councilforeconed.org/ →
- https://www.federalreserve.gov/ →

The Solution

Finnest combines real life money management with financial education for kids ages 8-18. We have built an application that allows kids to manage their money, establish budgets and savings goals, and experience the power of compound interest, all within an approachable and engaging interface.

Our mobile banking platform acts as a kid's first bank account with financial education, gamification, and incentives that drive behavioral change.



Hands On Experience



Motivational Learning



Parental Controls

Kids using Finnest's secured debit card can learn financial independence and become a responsible manager of their own finances, all while Finnest's parental controls protect against costly mistakes.

Additional features include:

- In-app account opening in less than 4 minutes
- Automatic allowance transfers to kids
- A separate savings sub-account to store money for goals
- Spending limits and instant card lock
- Instant money transfers (parent to child, etc.)
- Savings reminders and auto-saving
- A set of unique educational features and rewards (currently in stealth mode)



Testimonials



Sylvia

Pilot User with two kids

"I've seen a huge difference with my kids since Finnest. Before at the store they would ask, "Mom can I have this, can I have that?" It was hard to say no and sometimes I would give in. I mean, what's $5? But now I say, "Do you have money on your card?" and they're thinking "Hmm, do I really want this?" Now they're saying, "Never mind, I'll wait."

Market

Finnest is positioned to tap into a $6 billion market opportunity that is currently underserved in the US.This niche is ripe in today's digital payment and banking world, and we see significant demand for our product.



Market Opportunity
10 MILLION
families
24 MILLION
cardholders
$6 BILLION
revenue opportunity
finnest

Sources:

- Pew Research Center analysis of current population Survey

There are more than 15 million families and 40 million kids between the ages of 8-18 in the US alone. Based on certain household characteristics such as income or education, our initial target market is 10 million families with a total of 24 million kids.

Additional factors such as the adoption of Smartphones and mobile apps amongst adults and kids have led to increased demand for digital payment and personal financial management tools. The total addressable market is a function of subscription fees and interchange revenue from purchases.

Competitive Landscape

With a focus on behavior modification, Finnest stands apart from simple account transfer services, gift cards or linked checking accounts. Our pilot has shown that Finnest creates a conversation between parents and children, allowing kids to make independent choices while learning the trade-offs involved.

Compared to all other options available such as traditional checking accounts etc., Finnest has mechanisms in place to engage users in active and passive learning as well as help parents easily manage transactions with their kids.

Our compelling interface and educational focus attracts several customers

- Retail Customers - parents
- Businesses - financial services providers seeking value added offerings for their clients and employers seeking value added benefits for employees

With Finnest's focus on education and long-term behavioral change we are in a stronger position than traditional banking products to attract users through direct marketing and partnerships.

Our most similar competitors, Current and Greenlight Card, entered the market in early 2017 with a well designed digital wallet. Their focus is rather placed on facilitating spending with parental controls.



Competitive Landscape
BUILDS GOOD HABITS
Finnest
TEENS
Current
Green -light
KIDS
Custodial Linked Account
AmEx Bluebird
Gift Card
FACILITATES SPENDING

Business Model

Finnest appeals directly to parents, making the product attractive on a retail level as well as to financial service firms that work with families. Our plan is to make Finnest available on a B2C as well as a B2B basis.

- Annual subscription fees:
  - $5 per month for the family.
- Interchange fees:
  - Based on card transactions Finnest receives a substantial amount
- Licensing:
  - A co-branded app for companies. Finnest anticipates offering the technology to financial institutions as a white-labeled platform.

The Finnest app is available through the iOS App store and the website. Once a family signs up, the kids' debit cards will be shipped directly to their home and are ready to use. Android and web version will be available in the future.

Progress

We have successfully tested Finnest over the past 10 months with paying customers. We used an existing debit card program and our own application to prove the concept and simulate various functions.

We collected microdata around usage, savings rates, and user experience. Families communicated with us regularly and met in focus groups several times. The data bore out the concept and convinced us that Finnest was solving a multitude of issues paramount to parents and their kids.

To date we have:

- Developed a go-to-market strategy
- Built a waitlist of well over 500 people through organic online marketing
- Partnered with several high schools in Rhode Island for testing opportunities and distribution
- Closed our first deal with a financial services provider

Our application has been developed entirely in-house and is expected to be in production within Q2 2018.

In March 2018 we received approval from our issuing bank and began integrating with their software infrastructure. This partnership enables us to issue FDIC insured accounts and debit cards under the Finnest brand.

We are capital-efficient because of our extremely low overhead costs and can launch Finnest with minimal investment to date.

The capital raised through Netcapital covers all costs to complete the set-up and launch a public beta.

We are in the process of raising additional capital to find product market fit over the next 18 months and optimize the platform.



One of Finnest's first customers

Success so Far

The company was founded in 2016. After forming our initial team and board of advisors we graduated from our first accelerator program SE Greenhouse and launched our first pilot product in February 2017.

With a running pilot, paying customers, and a solid execution plan, Finnest was selected as a finalist in the MassChallenge 2017 Accelerator. In September 2017 we launched our first iOS app to our pilot users. In December we were accepted as 1 of 10 companies into the Digital Federal Credit Union FinTech Center in Boston.

In February 2018 we closed our first licensing deal with a financial service provider and sold a package of individual family licenses in a B2B2C deal; several more deals are in the pipeline.

In March 2018 we received bank approval and, with our fully native iOS app about to be completed, are now ready to launch.

Throughout the lifetime of the company we have been accepted into various programs and given several awards.

Notable achievements include:

- *MIT FinTech Hackathon Finalist 2017*
- *MassChallenge 2017 Finalist*
- *GetStarted Rhode Island Finalist 2017*
- *2018 Rhode Island "50 on Fire" awardee and overall winner of the "Technology" category*
- *DCU FinTech Innovation Lab Participant 2018*

Press Highlights

- Meet the Category Winners of Rhody Inno's 50 on Fire →
- 7 Rhode Island Startups to Watch in 2018 →
- #GetStartedRI Pitch Competition Finalists Speak Out →
- PRIME Grads Develop Educational Money App, Card for Kids →
- Bringing Finance Into Focus: Finnest Partners With Women in the Global Economy Class →

GoLocalProvidence

- Brown Graduates launch financial learning app for kids →

Fox Providence

- New app aims to teach kids how to manage money →

New England Cable News

- MassChallenge Finalists: Finnest, Operation Code, Sunrise Health →

Team

Finnest's Team brings a powerful combination of successful engineers, bankers, parents, and driven people to the table. Meet the team behind Finnest



Clemens Grave CEO & Founder

Clemens received his education in Mechanical Engineering and Business from the University of Technology in Vienna, Austria. He started his career in the automobile industry working for Audi, Porsche, and Bugatti. Eager to build his own company, he completed a Master's degree in Innovation Management at Brown University. Experience managing his own money from a young age inspired him to develop Finnest. Clemens is entrepreneur-in-residence at Brown, where Finnest is headquartered.



Andi Pollinger Interim CMO

Over 30 years experience in financial services at top firms including Fidelity Investments, Cambridge Associates and Wachovia. She held leadership roles across strategic marketing, product and service development, brand management, CRM, and corporate communications with a focus on leveraging technology to promote and deliver leading edge products. Andi received her MBA from the Simmons Graduate School of Business.



Francesca Bartholomew Head of Product Design

Frankie views design from a scientific lens leveraging her background in Neuroscience and studies in cognitive and developmental psychology. With insights as a step-mom to two young women, she understands first-hand the struggle of financially educating the next generation.



Richard Petrov Senior Mobile Developer

Richard has a degree in Game and Simulation programming and is our senior mobile engineer. He has been developing games for over 20 years and has worked on educational titles that have been played by hundreds of thousands of people.



Augusto Monteiro Senior Back-end Engineer

Augusto has more than 11 years experience as a software developer. He has been involved in startups since the age of 14 when he built a social network and commercial software application with over 30,000 users. Augusto recently led a team of engineers at a successful US software startup.



Joe St. Germain CFO

More than 20 years of experience in accounting and finance for startups and emerging growth companies. He has held various finance leadership positions in startups and small to mid-sized companies. Joe is the founder of Company Launch Partners, a financial management firm providing outside finance and accounting services. In addition to being a licensed CPA, he earned his MBA from Northeastern University.

Advisors



Alex Liu Vice President, Innovation Center at First Data Corporation

- Fmr. SVP Prepaid at Bank of America
- Fmr. Board Member of the NBPCA



John Bennett Principal at Nevo Technologies

Over 20 years in software architecture and security experience



Bob Miller VP of Innovation Services at Yet2

Use of Proceeds

- The proceed raised through Netcapital will be used to complete product development and launch Finnest to the public.
- Major usage of funds include
  - Set-up fee with our bank and payment processor
  - Operational cost to issue first few hundred live accounts
  - General Operations

Be a part of Finnest

This is an offering of Common Stock, under registration exemption 4(a)(6), in Finnest, Inc.. This offering must raise at least $10,000 by May 22, 2018 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Finnest may issue additional securities to raise up to $107,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

6,446,543 shares × $0.41 per share
= $2,643,083 implied valuation

Pitch Deck


finnest
Family money management. Simple.


We have created generations of financially unprepared kids
2
The Hills
DEBBIE & ROBERT
BOBBY (13) &
SALLY (11)
Basic understanding on money
Lack of Savings
Revolving Credit Card Balances
Student Loan Crisis
Parents look for an effective and effortless solution to manage and teach money
finnest


Finnest is shaping the next generation of savers, responsible consumers, and investors
3
Make Smart Decisions
Set Goals
Grow Wealth & Give Back
finnest


The Finnest App & Card
For parents and kids
4
$35
$70
$5
$160
A mobile banking app and debit card for kids & teens
• Earning, saving, giving, investing and spending
• Platform for educational content
• Platform for products beyond debit
• High interaction with users through games and push
A money management tool for parents
• Open an account in less then 4 minutes
• Instant P2P transfer to and from kids
• Oversight, control and automation for parents
• Instill the right behavior
finnest

FAMILIES ARE READY FOR FINNEST...



MOM AND DAD
Use iPhone at least once per hour. Check mobile bank account 3 times per week.

85% of adults >$75k own smartphone — **90M** 35 to 65 y/o

53% of adults w/ smartphone use mobile banking — **50M** 35 to 65 y/o

73% of teens own smartphone — **24M** 10 to 19 y/o

The average age to get 1st smartphone is **10.3**



SALLY AND BOBBY
Have had iPhones for a year.
Use phones any chance they get.

>10M
U.S. Families

Just like the Hills...

1. Smartphone users
2. Upper middle class
3. College educated
4. Mobile banking users

finnest

THE COMPETITIVE LANDSCAPE


BUILDS GOOD HABITS
Finnest
TEENS
Current
Green -light
KIDS
Custodial Linked Account
AmEx Bluebird
Gift Card
FACILITATES SPENDING

finnest

A SIMPLE BUSINESS MODEL

Subscription	Interchange	Licensing
A simple pricing per family	Based on spending volume	White label and co-branded software

Go to Market Strategy

A solid mix of
- Direct to consumer marketing strategy
- Licensing
- Partnerships

Over $6 billion total addressable market opportunity

finnest

WE'VE BUILT A STRONG TEAM...



Augusto Montiero
Lead Engineer
Full Stack



Clemens Grave
Founder & CEO
MSc. Brown University



Joe St. Germain
CFO
Founder Company Launch Partners



Richard Petrov
Front-end Engineer
Full Stack



F. Bartholomew
VP of Product Design
Neuroscience Brown U.



Andi Pollinger
Interim CMO
Fmr. SVP Marketing at Fidelity

finnest

...AND A STRONG ADVISORY BOARD



Alex Liu
Prepaid
Fmr. SVP Prepaid at Bank of America



John Bennett
Technology
Principal at Novo Technologies



Bob Miller
Mentor
VP at Yet2 / Investor

finnest

FINNEST DEVELOPMENT CHRONOLOGY

Feb 2017	MIT FinTech Hackathon finalist
Jun 2017	Mass Challenge finalist
Oct 2017	Get Started RI finalist
Dec 2017	DCU FinTech Lab 2018
Mar 2018	Banking Approval

Development complete


$70.00

MILESTONES

Dec 2017	Set up card program
Mar 2017	Complete Development
Apr 2018	Launch public beta
Jul 2018	Public Launch

finnest

finnest
Good Money Habits. For Life.

Visit us at www.finnest.co | Contact me at experience@finnest.co

Press:

TV
http://wpri.com/2017/10/04/providence-company-launching-app-to-teach-kids-how-to-manage-money/

Article
https://www.americaninno.com/rhodeisland/prime-grads-develop-educational-money-app-card-for-kids/

Article
https://www.americaninno.com/rhodeisland/end-of-year-rhodeisland/7-rhode-island-startups-to-watch-in-2018/

ADDENDUM

ONBOARD IN 4 MINUTES

Parents need to...

Sign-up
Sign-up to Finnest in less than 4 minutes (via web or iOS app).

Add kids
Enter name, birthdate → pay for subscription.

Shipment
Within 5-7 days card will arrive at home.

Load account
Simply load account instantly - enter existing debit account.

Kids need to...

Download the app
Sign-in and ready to go.

Create avatar
Establish your profile and savings goals.

Engage with your money
Earn chore money and allowance. Spend wisely, save and reach new levels with your earned points.

Parents interface – control, oversight and automation


Gracie
$100
Bobby
$100
VISA

- 5 minutes account opening
- Instant P2P transfer
- Games
- Educational Content

Kids' interface – simple, engaging, real


$325.00
$125
$200
$100.00
VISA
$100.00
$325
$425

Download

Financials

The majority of the capital will be used to finish development of the Finnest banking platform including a fully established banking program with our banking vendor. While our development is almost entirely done in-house, there are costs we are going to incur with our vendors. Once established, a limited public launch is planned. The rest of the proceeds are general operational costs. " The majority of the capital will be used to finish development of the Finnest banking platform including a fully established banking program with our banking vendor. While our development is almost entirely done in-house and completed there are costs we are going to incur with our vendors. Once established a limited public launch is planned. The rest of the proceeds are general operational costs.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

Finnest's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

Ask Finnest a question

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.